Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Alberto Mas Announces Intent to Retire from BD at End of Fiscal Year

FRANKLIN LAKES, N.J. (March 31, 2022) — BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, announced today that Alberto Mas has informed the company of his intent to retire from BD, effective at the end of the company’s fiscal year on Sept. 30, 2022.

Mas, 60, is currently executive vice president and president of the Medical segment for BD, a position he has held since May 2018. Prior to his current role, Mas was president of the Life Sciences Segment for BD from 2016-2018. Over his nearly 30-year career at BD, Mas has held numerous executive leadership positions including president of multiple major business units for the company in Diagnostic Systems, Biosciences and Medical Surgical Systems (now known as Medication Delivery Solutions).

“Throughout his BD career, Alberto has demonstrated superb strategic ability, talent development, global perspective and an unwavering drive to deliver results in the right way,” said Tom Polen, chairman, CEO and president of BD. “I want to express BD’s sincere gratitude to Alberto for his countless contributions to BD, health care providers and patients around the world, and we will miss his discipline, commitment to innovation and focus on execution. We wish him all the best in his well deserved retirement.”

BD intends to name a successor to Mas prior to his retirement date.

“When you spend three decades at a company, it becomes more than a job or a career — it becomes a second family,” Mas said. “When I reflect on my BD career, I am inspired to see the transformation of the company over the past three decades to fulfill our purpose of advancing the world of health for patients around the globe. I am honored to have been a part of a team that has grown this company into one of the most essential medical technology companies in the world, and I look forward to watching my colleagues continue this legacy of growth and impact.”

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About BD

BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its 75,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians’ care delivery process, enable laboratory scientists to accurately detect disease and advance researchers’ capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/ and Twitter @BDandCo.

Contacts:

Media:	Investors:
Troy Kirkpatrick	Francesca DeMartino
VP, Public Relations	SVP, Head of Investor Relations
858.617.2361	201.847.5743
troy.kirkpatrick@bd.com	francesca.demartino@bd.com